Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 25%;
20 STRAIGHT QUARTERS ABOVE 20% NET REVENUE GROWTH

•	First Quarter Net Revenues Increased 25% to $805 Million, Up 27% on a Currency Neutral Basis

•	Raises 2015 Net Revenues Outlook to Approximately $3.78 Billion (+23%)

•	Raises 2015 Operating Income Outlook to a Range of $400 Million to $408 Million (+13% to +15%), Inclusive of the Impact of the Connected Fitness Acquisitions

Baltimore, MD (April 21, 2015) - Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2015. Net revenues increased 25% in the first quarter of 2015 to $805 million compared with net revenues of $642 million in the prior year's period. On a currency neutral basis, net revenues increased 27% compared with the prior year's period. Net income decreased 13% in the first quarter of 2015 to $12 million compared with $14 million in the prior year's period, inclusive of costs related to the previously announced acquisitions of Endomondo and MyFitnessPal during the first quarter. Diluted earnings per share for the first quarter of 2015 were $0.05 compared with $0.06 per share in the prior year's period.

First quarter apparel net revenues increased 21% to $555 million compared with $459 million in the same period of the prior year, driven primarily by new product introductions in baselayer and training. First quarter footwear net revenues increased 41% to $161 million from $114 million in the prior year's period, highlighted by expanded SpeedForm running offerings as well as the introduction of the Curry One basketball shoe. First quarter accessories net revenues increased 23% to $63 million from $52 million in the prior year's period. Direct-to-Consumer net revenues, which represented 25% of total net revenues for the first quarter, grew 21% year-over-year. International net revenues, which represented 12% of total net revenues for the first quarter, grew 74% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "We reached an important milestone to start 2015 with our 20th straight quarter above 20% net revenue growth. This represents five years of consistently exceeding the demands of our athletes and just as importantly, anticipating what those demands will be next. While the 25% growth achieved in the first quarter was a great start to the year, we are even more excited with the foundation we are establishing for future growth. Within our Connected Fitness platform, we closed our two acquisitions of Endomondo and MyFitnessPal to create the world's largest digital health and fitness community. We have already added over 10 million unique registered users to our platform since our initial February announcement, bringing the total Connected Fitness community to over 130 million unique registered users. We opened a 30,000 square foot Brand House store on the Magnificent Mile in Chicago, while also debuting our first stores in Brazil and the Middle East which contributed to the 74% international growth for the quarter. We experienced tremendous demand for our new SpeedForm Gemini running shoe and the Curry One basketball shoe with even bigger things to come in these categories. And in our largest product category, Apparel, we crossed 20% growth for the 22nd consecutive quarter. These are powerful engines that will help ensure the Brand remains firmly entrenched as the leading growth company in our industry."

Gross margin for the first quarter of 2015 was unchanged at 46.9%, primarily reflecting favorable product margins in apparel and footwear offset by the impacts of higher air freight and foreign exchange rates. Selling, general and administrative expenses as a percentage of net revenues were 43.5% in the first quarter of 2015 compared with 42.7% in the prior year's period, primarily reflecting costs associated with the two acquisitions, including $6.3 million of one-time deal-related costs. First quarter operating income increased 3% to $28 million compared with $27 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 29% to $232 million at March 31, 2015 compared with $180 million at March 31, 2014. Inventory at March 31, 2015 increased 22% to $578 million compared with $472 million at March 31, 2014. Total debt increased to $677 million at March 31, 2015 compared with $152 million at March 31, 2014, primarily reflecting borrowing to fund the two Connected Fitness acquisitions.

Updated 2015 Outlook
The Company had previously anticipated 2015 net revenues of approximately $3.76 billion, representing growth of 22% over 2014, and 2015 operating income in the range of $397 million to $407 million, representing growth of 12% to 15% over 2014. Based on current visibility, the Company expects 2015 net revenues of approximately $3.78 billion, representing growth of 23% over 2014 and 2015 operating income in the range of $400 million to $408 million, representing growth of 13% to 15% over 2014. The 2015 guidance continues to reflect the net dilutive impact from the Connected Fitness acquisitions, including one-time deal-related costs, as well as the impact of the strong dollar negatively impacting our operating margin within our international businesses.

Mr. Plank concluded, "We are off to a great start in 2015 and have several powerful stories unfolding in the current quarter. We are incredibly proud that Under Armour athlete Jordan Spieth captured the Green Jacket in record-setting fashion at The Masters last week. At just 21, Jordan is already firmly entrenched on the global sports stage and we look to support Jordan throughout his career winning major championships as he adds to his legacy. Following our 2014 expansion into Brazil and the recent opening of our first Brand House store in-country, we look to accelerate our positioning in this important market with our signing of one of the most popular and successful clubs in Brazil, São Paulo Futebol Clube. Building off the success of our SpeedForm platform, we are currently debuting cleated models in both American and global football, including a boot worn by one of our newest athletes, Memphis Depay, who has proven to be one of the most exciting young football players in the world and at only 21 years old has the potential to become one of the most exciting players in the beautiful game. These are big wins for the Brand and we will continue to leverage our innovative product and targeted marketing investments to attack the vast opportunities ahead."

Conference Call and Webcast
The Company will provide additional commentary regarding its first quarter results as well as its updated 2015 outlook during its earnings conference call today, April 21st, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this press release refers to certain “currency neutral” financial information, which is a non-GAAP financial measure.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for this reconciliation.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended March 31, 2015 and 2014
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,
	2015	% of Net Revenues	2014	% of Net Revenues
Net revenues	$804,941	100.0%	$641,607	100.0%
Cost of goods sold	427,277	53.1%	340,917	53.1%
Gross profit	377,664	46.9%	300,690	46.9%
Selling, general and administrative expenses	349,997	43.5%	273,834	42.7%
Income from operations	27,667	3.4%	26,856	4.2%
Interest expense, net	(2,210)	(0.3)%	(846)	(0.1)%
Other expense, net	(1,840)	(0.2)%	(874)	(0.2)%
Income before income taxes	23,617	2.9%	25,136	3.9%
Provision for income taxes	11,889	1.4%	11,598	1.8%
Net income	$11,728	1.5%	$13,538	2.1%
Net income available per common share
Basic	$0.05		$0.06
Diluted	$0.05		$0.06
Weighted average common shares outstanding
Basic	214,697		212,383
Diluted	219,616		216,912

Under Armour, Inc.
For the Quarter Ended March 31, 2015 and 2014
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2015	2014	% Change
Apparel	$555,455	$459,249	20.9%
Footwear	160,966	114,044	41.1%
Accessories	63,151	51,538	22.5%
Total net sales	779,572	624,831	24.8%
Licensing revenues	16,938	12,809	32.2%
Connected Fitness	8,431	3,967	112.5%
Total net revenues	$804,941	$641,607	25.4%
NET REVENUES BY SEGMENT

	Quarter Ended March 31,
	2015	2014	% Change
North America	$700,512	$582,537	20.3%
Other foreign countries	95,998	55,103	74.2%
Connected Fitness	8,431	3,967	112.5%
Total net revenues	$804,941	$641,607	25.4%
OPERATING INCOME BY SEGMENT

	Quarter Ended March 31,
	2015	2014	% Change
North America	$38,369	$32,920	16.6%
Other foreign countries	4,334	(654)	762.7%
Connected Fitness	(15,036)	(5,410)	177.9%
Total operating income	$27,667	$26,856	3.0%

Under Armour, Inc.
As of March 31, 2015, December 31, 2014 and March 31, 2014
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/15	As of 12/31/14	As of 3/31/14
Assets
Cash and cash equivalents	$232,040	$593,175	$179,926
Accounts receivable, net	395,917	279,835	331,299
Inventories	577,947	536,714	472,244
Prepaid expenses and other current assets	167,609	87,177	100,857
Deferred income taxes	65,966	52,498	40,831
Total current assets	1,439,479	1,549,399	1,125,157
Property and equipment, net	359,489	305,564	240,721
Goodwill	595,492	123,256	123,388
Intangible assets, net	87,075	26,230	31,571
Deferred income taxes	14,104	33,570	35,538
Other long term assets	52,415	57,064	42,641
Total assets	$2,548,054	$2,095,083	$1,599,016
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$—	$—	$100,000
Accounts payable	252,051	210,432	166,920
Accrued expenses	137,482	147,681	103,844
Current maturities of long term debt	28,347	28,951	4,812
Other current liabilities	15,339	34,563	11,676
Total current liabilities	433,219	421,627	387,252
Long term debt, net of current maturities	398,500	255,250	46,846
Revolving credit facility, long term	250,000	—	—
Other long term liabilities	81,809	67,906	56,341
Total liabilities	1,163,528	744,783	490,439
Total stockholders’ equity	1,384,526	1,350,300	1,108,577
Total liabilities and stockholders’ equity	$2,548,054	$2,095,083	$1,599,016

Under Armour, Inc.
For the Quarter Ended March 31, 2015 and 2014
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$11,728	$13,538
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	21,308	17,320
Unrealized foreign currency exchange rate losses	21,416	655
Loss on disposal of property and equipment	227	52
Stock-based compensation	9,043	13,220
Deferred income taxes	4,049	(6,913)
Changes in reserves and allowances	5,792	2,282
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(127,439)	(121,091)
Inventories	(50,303)	(3,915)
Prepaid expenses and other assets	(39,899)	(15,479)
Accounts payable	40,066	7,141
Accrued expenses and other liabilities	(14,264)	(25,841)
Income taxes payable and receivable	(58,250)	(28,505)
Net cash used in operating activities	(176,526)	(147,536)
Cash flows from investing activities
Purchases of property and equipment	(68,619)	(39,715)
Purchase of businesses, net of cash acquired	(539,109)	(10,924)
Purchases of other assets	(2,494)	(261)
Net cash used in investing activities	(610,222)	(50,900)
Cash flows from financing activities
Proceeds from revolving credit facility	250,000	—
Proceeds from term loan	150,000	—
Payments on long term debt	(7,355)	(1,265)
Excess tax benefits from stock-based compensation arrangements	34,613	24,038
Proceeds from exercise of stock options and other stock issuances	2,922	8,627
Payments of debt financing costs	(946)	—
Net cash provided by financing activities	429,234	31,400
Effect of exchange rate changes on cash and cash equivalents	(3,621)	(527)
Net decrease in cash and cash equivalents	(361,135)	(167,563)
Cash and cash equivalents
Beginning of period	593,175	347,489
End of period	$232,040	$179,926

Non-cash investing and financing activities
Decrease in accrual for property and equipment	$(195)	$(8,650)
Property and equipment under capitalized leases	$5,631	$—
Non-cash acquisition of business	$—	$11,233

Under Armour, Inc.
For the Quarter Ended March 31, 2015 and 2014
(Unaudited)
The table below presents the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

Quarter Ended March 31,
Total Net Revenue	2015
Currency neutral net revenue growth - Non-GAAP	27.1%
Foreign exchange impact	(1.7)%
Net revenue growth - GAAP	25.4%

North America
Currency neutral net revenue growth - Non-GAAP	21.0%
Foreign exchange impact	(0.7)%
Net revenue growth - GAAP	20.3%

Other foreign countries
Currency neutral net revenue growth - Non-GAAP	85.9%
Foreign exchange impact	(11.7)%
Net revenue growth - GAAP	74.2%

BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of March 31,
	2015	2014
Factory House	126	118
Brand House	7	6
North America total	133	124

Factory House	8	5
Brand House	12	5
Other foreign countries total	20	10

Factory House	134	123
Brand House	19	11
Total Doors	153	134